SUB-ITEM 77D

Effective February 1, 2014, the MFS Diversified Target Return Fund was redesignated as the MFS Global Alternative Strategy Fund and the fund's investment objective and Principal Investment Strategies were changed, as described in the supplement, dated December 20, 2013, to the fund's then current prospectus and in the Summary Prospectus dated February 28, 2013, as amended September 27, 2013 and December 20, 2013, and the fund's current prospectus and Summary Prospectus, both dated February 28, 2014, each as filed with the SEC via EDGAR on such dates under Rule 497 or Rule 485, as applicable, under the Securities Act of 1933. Such descriptions are hereby incorporated by reference.